Exhibit 99.1

PRESS RELEASE

Investors/Media:	Contact:
The Ruth Group	Symmetry Medical Inc.
Nick Laudico/Jason Rando	Fred L. Hite
(646) 536-7030/7025	Senior Vice President
nlaudico@theruthgroup.com	Chief Financial Officer
jrando@theruthgroup.com	(574) 371-2218

Symmetry Medical to Acquire DePuy Orthopedic Instrument Facility

- Additional Agreement with four-year order volume commitment -

WARSAW, Ind., December 17, 2007 – Symmetry Medical Inc. (NYSE: SMA), an independent provider of products to the global orthopedic device industry and other medical markets, announced today that it has signed a definitive agreement to purchase an orthopedic instrument manufacturing facility in New Bedford, MA from DePuy Orthopaedics, Inc for $45 million in cash, subject to adjustments.

Symmetry and DePuy will enter into a supply agreement which will require DePuy to make minimum purchases from the New Bedford facility for a four year period following the close of the acquisition. Symmetry expects to close the acquisition within 60 days.

Symmetry has also entered into a waiver and amendment to its existing Amended and Restated Credit Agreement with Wachovia Bank which will provide the required funding of the acquisition and which will also provide waivers to remove the earlier reported default status.

Brian Moore, President and Chief Executive Officer, stated, “We are delighted to announce this strategic agreement and the strengthening of our well established relationship with one of our major customers. The New Bedford facility is advantageous to Symmetry and its leading position as a supplier to the orthopedic industry on multiple levels. It adds a high quality instrument manufacturing facility and another skilled workforce to our operational group. In addition to the instrument purchases from DePuy, the facility offers additional capacity for further customer growth. We believe that the facility will strengthen our East Coast presence and will complement our strong global operational network. It will also allow us to increase our responsiveness and product offering to our global customer base and enable us to gain market share in the instrument arena.”

“We continue to be encouraged by the overall orthopedic environment and the robust order flow we are experiencing across our global network.”

About Symmetry Medical Inc.

Symmetry Medical Inc. is a leading independent provider of implants and related instruments and cases to the orthopedic device industry. The Company also designs, develops and produces these products for companies in other segments of the medical device market, including arthroscopy, dental, laparoscopy, osteobiologic and endoscopy sectors and provides limited specialized products and services to non-healthcare markets, such as the aerospace market.

Symmetry Medical to Acquire Depuy Orthopedic Instrument Manufacturing Facility

Forward-Looking Statements

Statements in the press release regarding Symmetry Medical Inc.’s business, which are not historical facts, may be “forward-looking statements” that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations. Certain factors that could cause actual results to differ include: the loss of one or more customers; the development of new products or product innovations by our competitors; product liability; changes in management; changes in conditions effecting the economy, orthopedic device manufacturers or the medical device industry generally; and changes in government regulation of medical devices and third-party reimbursement practices. We refer you to the “Risk Factors” and “Forward Looking Statements” sections in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as the Company’s other filings with the SEC, which are available on the SEC’s Web site at www.sec.gov.

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